Exhibit 26 (g) iii. a1. 6.

AMENDMENT              to the

AUTOMATIC AND FACULTATIVE YRT AGREEMENT

(the “Agreement”)

between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,

MML BAY STATE LIFE INSURANCE COMPANY, and

C.M. LIFE INSURANCE COMPANY

(hereinafter the “Ceding Company”)

and

MUNICH AMERICAN REASSURANCE COMPANY

(hereinafter the “Reinsurer”)

Coverage: Strategic Edge Group Universal Life (GUL) with or without the variable rider

(GVUL) Non-New York State

Original Effective Date: April 1, 2005

Reinsurer Treaty ID:

Effective April 1, 2005, (the “Amendment Effective Date”), Article I, paragraph A(7) shall be amended to clarify that the              facultative rule applies only to fully underwritten risks. Article I - Automatic Reinsurance of the above-referenced Agreement will be replaced with the attached Article I - Automatic Reinsurance.

Except as provided herein, all other terms, provisions and conditions of the above-referenced Agreement remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Amendment is hereby executed in good faith by both parties:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	4-12-13
Peter G. Ferris
Vice President & Actuary

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	4-12-13
Peter G. Ferris
Vice President & Actuary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Peter G Ferris	Date:	4-12-13
Peter G. Ferris
Vice President & Actuary

MUNICH AMERICAN REASSURANCE COMPANY

By:	/s/ Emily Roman	Date:	4/5/13

Print name:	Emily Roman

Title:	2nd VP & Marketing Actuary

MUNICH AMERICAN REASSURANCE COMPANY.

By:	/s/ Melinda A Webb	Date:	4/9/13

Print name:	Melinda A Webb

Title:	Associate General Counsel, Treaty

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ARTICLE I: AUTOMATIC REINSURANCE

A.	The Ceding Company shall automatically cede to the Reinsurer reinsurance of that portion of individual life policies and supplemental benefits as specified in Schedule A – Accepted Coverages, and Schedule B – Reinsurance Limits, and the Reinsurer shall automatically accept such reinsurance that meets the following requirements:

1.	The Ceding Company has retained the Percentage of Participation listed in Schedule B – Reinsurance Limits up to the maximum limit of retention stated therein.

2.	The total amount does not exceed the automatic binding limits shown in Schedule B- Reinsurance Limits.

3.	The amount per issue does not exceed the Issue Limit shown in Schedule B- Reinsurance Limits.

4.	If the certificates are listed on a guaranteed issue basis they must meet the parameters listed in Schedule F-1 and F-2- Underwriting Guidelines.

5.	The plans and riders which are listed in Schedule A – Accepted Coverages.

6.	The risk is a resident of the United States, Canada, Puerto Rico or Guam, or qualifies under the Guaranteed Issue Guidelines listed in Schedule F-1 and F-2 – Underwriting Guidelines.

7.	For Fully Underwritten cases, the individual risk shall not have been submitted on a facultative basis by the Ceding Company to the Reinsurer or other reinsurers within the last .

B.	The liability of the Reinsurer for automatically ceded reinsurance shall commence simultaneously with that of the Ceding Company, subject to the provisions of Paragraph C of this Article. The liability of the Reinsurer for reinsurance ceded automatically shall terminate simultaneously with that of the Ceding Company’s liability or as specified in accordance with the provisions of Article IV – Premiums, Payments and Reports or Article XI – Increase in Retention.

C.	The Reinsurer shall not be liable for benefits paid under the Ceding Company’s conditional receipt or temporary insurance agreement unless all the conditions for automatic reinsurance coverage are met. After a policy is issued, no reinsurance benefits are payable under this pre-issue coverage provision. The Reinsurer’s liability under the Ceding Company’s conditional receipt or temporary insurance agreement is limited to the lesser of i. or ii. below:

i.	The Automatic Acceptance Limits in Schedule B – Reinsurance Limits.

ii.	The amount for which the Ceding Company is liable less its retention, less any amount of reinsurance with other reinsurers.

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ARITCLE I: AUTOMATIC REINSURANCE

(Continued)

D.	The Ceding Company represents that it is, and shall use its best efforts to remain in compliance with all laws, regulations, judicial and administrative orders applicable to the policies, including, but not limited to, sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such sanctions may be amended from time to time, and the maintenance of an effective anti-money laundering policy (collectively “Laws”). Neither the Ceding Company nor the Reinsurer shall be required to take any action under this Agreement that would result in it being in violation of said Laws, including making any payments in violation of the Law. Should either party discover a reinsurance payment has been made in violation of the Law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions.